Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-183500, 333-183501, and 333-256676) and Form S-3 (No. 333-261639) of LyondellBasell Industries N.V. of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments discussed in Note 20, as to which the date is May 12, 2023, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 12, 2023